Exhibit 10.2
AGREEMENT FOR ELECTRIC SERVICE
     THIS AGREEMENT is entered into and effective this 29th day of October, 2004, by and between Harrison County Rural Electric Cooperative (“Seller”), 61-65 Fourth Street, P.O. Box 2, Woodbine, Iowa, a cooperative corporation, organized and existing under the laws of the State of Iowa, and Amaizing Energy, LLC (“Customer”), 2941 Lincoln Way, P.O. Box 309, Denison, Iowa, a corporation organized and existing under the laws of the State of Iowa, as operator of the Amaizing Energy Cooperative Ethanol Production Plant.
     WHEREAS, Seller is a cooperative electric corporation engaged in the business of providing electric power and energy at retail to consumers located in its assigned service area; and
     WHEREAS, Customer operates facilities associated with the production transportation, and storage of ethanol at its Amaizing Energy Ethanol Plant (“Project”), located in Crawford County, Iowa; and
     WHEREAS, the Iowa Utilities Board (“IUB”) has previously established the electric service area for Seller, which area includes within its boundaries Customer’s Project, and Seller is permitted by law to supply electric power and energy to Customer at this location; and
     WHEREAS, Seller and Customer desire to enter into an agreement for the sale by Seller and purchase by Customer of electric power and energy for Customer’s operations, as hereinafter provided:
     NOW, THEREFORE, in consideration of the mutual promises contained herein, Seller and Customer agree as follows:
     1. Definitions. The following terms as used in this Agreement shall have the following meanings:
          (A) Effective Date. The date written above in the first paragraph of the Agreement.
          (B) In Service Date. The Date Customer begins processing ethanol at the Amazing Energy Cooperative Ethanol Production Plant.
          (C) Start-Up Period. The Start-up Period shall be the period between the Effective date and the In Service Date.
          (D) Point of Delivery. The Amaizing Energy Cooperative Ethanol Production Plant located in Denison Township T83N, R39W, Section 20-21, Crawford County, Iowa.

          (E) Metering Point. The metering point is located at Denison Township T83N, R39W, Section 20-21, Crawford County, Iowa at the Northwest Iowa Power Cooperative Amaizing Energy Substation, which substation is to be located on property owned by Amaizing Energy and leased to Seller’s Wholesale Supplier.
          (F) Uncontrollable Forces. Any cause beyond the control of the party affected, including, but not limited to, failure of facilities, flood, earthquake, storm, fire, ice, lightning, wildlife, epidemic, war, riot, civil disturbances, strikes or labor disturbances, sabotage, or restraint by court order or public authority, which by exercise of due foresight such party could not reasonably have been expected to avoid, and which, by exercise of due diligence, it is unable to overcome.
          (G) Contract Demand. Maximum power and energy which Seller is obligated to provide to customer.
          (H) Wholesale Supplier. Northwest Iowa Power Cooperative (“NIPCO”), the wholesale power supplier currently providing service to Seller.
     2. Service — Character of Use.
          (A) Seller shall supply and sell to Customer, and Customer shall take and purchase from Seller, during the term of and subject to the provisions of this Agreement, the total electric power and energy required for Customer’s Project. The Contract Demand for service is 8,400 kilowatts (kW).
          (B) After the effective date and during the term of this Agreement, if any change in any state of federal law, rule or regulation, or change in the agency or judicial application or interpretation of said law, rule or regulation, requires a change in the delivery of sale of electric power and energy to Customer by Seller, then an amended Agreement shall be made and entered into between the Seller and Customer within forty-five (45) days of the effective date of such change to permit the Customer and Seller to incorporate such change and its impact into this agreement.
     3. Specification of Electric Energy — Delivery. The Seller’s Wholesale Supplier controls the frequency of current provided by the Seller. All electric energy delivered hereu7nder shall be in the form of three-phase alternating current at a frequency of 60 Hertz and a voltage of 12,470 kV delivered to the Point of Delivery. Except for periods of outage of infrequent and unavoidable fluctuations, the frequency shall be maintained within one-tenth (1/10) of a cycle per second.
     4. Facilities.
          (A) Customer has or will construct, own, and maintain the electric system required to bring power and energy from the Point of Delivery at a secondary side of the distribution transformer to the points of use by the Customer. Customer and Seller will coordinate the planning and design of their respective facilities to meet all safety and operational needs and conform to all applicable Federal and State electric service quality and reliability rules and regulations.
          (B) If utilization of electric energy by Customer should cause fluctuations or disturbances with the flow of energy on the distribution or transmission lines of Seller or NIPCO which can be specifically identified, and verified by Seller, as the cause of the deterioration of service to other customers, including, telephone, televisions, or other communication facilities service, Seller shall have the right to require the installation by Customer of suitable apparatus to correct or limit such a fluctuation or disturbance at no cost to Seller. This corrective action shall be taken with a reasonable period of time after notification in writing to Customer by Seller. If such corrective action is not taken in a timely manner, Seller shall have the right to cause reasonable corrective measures to be taken, and Customer herby agrees to pay all reasonable and actual costs association with such action.
          (C) Any motors greater than 150 horsepower must be provided or equipped with soft start controllers.
          (D) Customer shall have responsibility and shall bear the expense to maintain all electric facilities owned by Customer, and Seller and Wholesale Supplier shall have responsibility and shall bear the expense to maintain all transmission, distribution, and other facilities owned or operated by Seller and Wholesale Supplier, except as otherwise expressly provided herein.
          (E) Each party shall indemnify and hold harmless the other party, and its partners, operator, affiliates, agents, and their officers, directors, representatives, designees, and employees, from and against any and all claims, causes of action, losses, suits, penalties, damages, judgments, liabilities, costs, and expenses, including but not limited to court costs, costs of settlement, litigation costs and reasonable attorney’s fees occurring on its respective side of the Point of Delivery or caused by any negligent or willful act or omission by the indemnifying party in performing their obligations hereunder; provided, however, that nothing herein contained shall be construed as relieving or releasing either party from liability for injury or damage, wherever occurring, resulting from its own negligence or the negligence of its officers, servants, agent or employees, and in the event of concurrent negligence there shall be contribution in accordance with the laws of Iowa; and provided further, that each of the parties hereto shall be solely responsible for injury or damage, wherever occurring, due solely to any defect in equipment installed, furnished or maintained by such party, except as otherwise provided herein.
The electric power and energy supplied under this Agreement is supplied upon the express condition that after it passes the Point of Delivery it becomes the property of Customer and neither Seller nor NIPCO shall be liable for loss or damage to any person or property whatsoever, resulting directly or indirectly from the use, misuse, or presence of said electric power and energy on the Customer’s premises or elsewhere, after it passes the Point of Delivery, except where such loss or damage shall be shown to have been occasioned by the negligence of Seller, NIPCO, their agents or employees.
No party shall be liable for any indirect, consequential, special, exemplary, or punitive damages of any nature arising out of or related to actions taken or omissions of such party in connection with this Agreement.
     5. Monthly Rate.
          (A) Customer shall pay Seller for the electric power and energy provided hereunder those amounts set forth in the Seller’s tariff “Large Industrial — Amaizing Energy Ethanol Plant” which schedule may be changed by the Cooperative’s Board of Directors, subject to the limitations set forth below. A copy of said tariff schedule is attached hereto and incorporated herein by reference. However, the Minimum Charge as specified in said tariff shall be waived by Seller during the Start-up Period.
          (B) Seller will provide Customer advance written notice of any change in Seller’s tariff rate at least 30 days prior to the effective date of such change. Customer understands that a change in character of use by Customer may impact Customer’s eligibility for the tariff rate set forth in paragraph 5(A) above. Seller agrees that other than modifications based upon changes in the Power Cost, Seller will not increase Customer’s rate prior to the third anniversary of the In Service Date. Thereafter, increases unrelated to Power Cost will be limited to the same percentage as the percentage increase in the Customer Price Index (CPI) from the previous year. As provided in the tariff, Seller intends to pass through to Customer all changes in wholesale power cost.
          (C) Any legal direct tax applicable to service rendered under this Agreement shall be charged to Customer by Seller, in the form of a direct monthly pass-through without modification of the amount. If any such direct cost is subsequently modified or removed, Seller shall make an identical modification or removal of the charge to Customer under this Agreement, effective as of the same date the modification or removal of the tax becomes effective. Customer reserves the right to contest or object to any such direct tax or charge applicable or potentially applicable to service under this Agreement with the appropriate taxing authority.
          (D) Facilities Charge. In order to provide electric service to the Customer, the Seller must construct distribution facilities at a cost of $345,000 for which Seller shall require Customer to pay a monthly facilities charge of $3,917.41 for a ten-year term, commencing on the first electric payment due date following the Effective Date of this agreement. [The monthly facilities charge has been calculated based upon a $345,000 principal amount, a ten year term, and a 6.5% interest rate]. Said facilities charge is not included in the monthly minimum bill amount contained in the Tariff schedule “Large Industrial — Amaizing Energy Ethanol Plant.” This facilities charge shall terminate following the ten year anniversary of this Agreement, provided the charges have been paid in full during the entire term of this Agreement. Customer may pay-off the balance of the facilities charge, plus accrued interest, at any time without penalty.
In the event it is determined, subsequent to the execution of this Agreement, that additional facilities or modifications to planned facilities are required, the parties agree to negotiate in good faith with respect to the design, modification, and construction of the additional or modified facilities and the payment to be made by Customer to Seller for the additional or modified facilities.
     6. Capital Credits. The Seller disposes of its earnings on an annual basis in accord with the provisions of its Articles of Incorporation, and may, on occasion, assign a portion of its earnings back to its members as patronage dividends. Seller shall assign patronage dividends to Customer in the same manner as patronage is assigned to Seller’s other members; however, in exchange for the special contract rate being provided to Customer herein, Customer hereby agrees to assign any such allocations back to Seller. No additional documentation shall be necessary to effectuate said assignment.
     7. Power Factor. Customer shall make reasonable efforts to operate its facilities at close to unity power factor. Except during compressor motor starting, power factor shall in no case be less than ninety-eight percent (98%). Customer agrees, however, that if a higher power factor is required by Seller’s Wholesale Supplier, it will make reasonable efforts to attempt to meet such higher power factor requirements.
     8. Metering.
          (A) Metering shall be by digital primary meter for recording and monitoring electrical usage and demand. The meter shall have the capability to be monitored by telephone line or other electrical signal. The meter shall be periodically inspected and tested for the purpose of establishing that metering equipment is connected properly, meters are adjusted to register power and energy accurately, and proper metering records are prepared and maintained. Seller shall notify Customer in advance of the time of any meter testing so that a representative of the Customer may be present.
          (B) Meters may be sealed at the sole discretion of Wholesale Supplier and, if sealed, the seals shall be broken only upon occasions when the meters are to be inspected, tested, or adjusted, and authorized representatives of Customer and Seller or Wholesale Supplier shall be afforded reasonable opportunity to be present upon such occasions. Seller or Wholesale Supplier shall inspect and test, or cause to be inspected and tested, metering equipment at least yearly, and at any other reasonable time upon request by Customer. Any meter found to be defective or inaccurate shall be repaired and readjusted or replaced by Seller at no cost to the Customer. Should any meter fail to register the power and energy delivered during any period, such deliveries shall, for billing purposes and payment purposes, be estimated for such period suing the best information available. If the customer requests a meter test, the Customer shall pay the cost of such test if the meter has been previously tested within the past 12 months and the meter was found to be within accuracy standards set.
          (C) The meter readings shall be presumed to be accurate as to the quantity of power and energy taken by Customer unless, upon test, the meter is found to be in error by more than the limit set forth in the applicable rule of the IUB.
     9. Billing and Payment.
          (A) The customer shall pay the Seller for electric power and energy furnished hereunder at the rates specified above.
          (B) Bills for service hereunder, shall be by electronic funds transfer to a bank designated by Seller. Such payment shall be within twenty (20) days after the issuance of the bill each month for electric power and energy furnished for the monthly billing period. If the Customer shall fail to make any such payment by the due date, the Seller may discontinue service to the Customer upon giving three (3) days’ written notice to the Customer of its intention to do so; provided however, Customer may cure any intent to discontinue service for nonpayment by causing Seller to receive all amounts duly owing and outstanding before the end of the three (3) day notice period. Seller may also disconnect service if Customer fails to comply with standards established by the utility for interconnection, safety, and operating reliability; for any breach of contract that jeopardizes the health and safety of persons or the integrity of the utility electric system; for reasonable periods for the purpose o maintenance, testing, replacement, and repair of the utility system; Customer’s failure to comply with the Seller’s electric service tariff, Articles of incorporation, or Bylaws; or for any other cause as set forth in the rules of the IUB.
          (C) The amount of $80,000 shall be paid by Customer to Seller in advance of Seller providing electric service as a customer deposit. Such deposit shall be in an account, upon which Seller shall be entitled to draw upon such account at anytime its wholesale electric bill for service to Customer becomes due prior to receiving payment from Customer pursuant to Paragraph 9(B) or in the event of nonpayment by Customer; if Seller draws on such account, it shall replace funds in such account within one (1) day of receiving payment from Customer. Customer has the option of satisfying the customer deposit requirement by means of a letter of credit or other form of surety in the amount of the required deposit, issed by a bank or insurance company, acceptable to Seller, located or licensed in the State of Iowa on a Letter of Credit Form, acceptable to Seller. If the deposit requirement is satisfied by a letter of credit or other form of surety, Seller shall, within thirty (30) days of the date of the letter of credit or other form of surety, refund Customer’s deposit to Customer.
          (D) The Seller may from time to time change the required deposit amount based upon the Customer’s historical actual or projected power and energy consumption and the Seller’s historical or projected costs for Customer’s power and energy consumption.

          (E) The Seller agrees to review the Customer’s account following twelve (12) months of consecutive prompt payments (after the Start-up Date), and shall consider adjusting or refunding the deposit in accordance with the applicable Iowa Utilities Board rules.
     10. Additional Terms. The electric service contracted for herein is to be provided and taken in accordance with the provisions of this Agreement for Electric Service and all applicable provisions of the laws of the State of Iowa. Customer shall be a member of Seller and shall be bound by the provisions of the Articles of Incorporation and the Bylaws of the Seller and by such rules and regulations as may from time to time be adopted by the Seller. Each party agrees that it will at all times maintain its lines and equipment and other facilities required under this Agreement in a safe operating condition in conformity with generally accepted standards for electric utilities in the State of Iowa.
     11. Resale. Customer understands and agrees that the electric service provided under this Agreement is for the operation at the Customer’s Amaizing Energy Ethanol Plant and related purposes. Accordingly, such power and energy shall not to be resold, used, delivered, shared, or distributed to any other person, firm, corporation, association, or cooperative for use on the site for other purposes or outside the site for any purpose.
     12. Force Majeure and Liability. Neither Seller nor Customer shall be considered to be in default in performance of any obligation hereunder, other than its obligation to make payments for energy and services received, if failure of performance shall be due to Uncontrollable Forces. No party shall, however, be relieved of liability for failure of performance, if such failure is due to causes arising out of its own negligence or failure to remove or remedy with reasonable dispatch. Nothing contained herein, however, shall be construed to require any party to prevent or settle a strike or labor disturbance against its will. Neither party shall be liable for consequential damages arising out of the failure to provide or to take electric power or energy under this Agreement.
     13. Firm Service. Subject to the provisions of this Agreement, the electric service, rates and charges provided herein are for firm service, subject to emergency curtailments made on an equitable basis as to other firm customers of Seller. The parties will communicate and coordinate operations to the extent practical given the conditions then existing. Seller shall attempt to provide Customer with advance notice of any planned outages when practical and to restore service promptly in light of the circumstances then existing. Seller anticipates Firm Service will be available to Customer no later than January 1, 2005.
     14. Notices. Any notice required to be given to either party under the terms and provisions of this Agreement may be given by mailing such notice to Customer or Seller by United States mail. The notice shall bear the date of its mailing and shall become effective on and after receipt. Each party shall designate from time to time persons entitled to receive notice.
     15. Waiver. No waiver, expressed or implied, to any breach of any one or more of the covenants or agreements hereof shall be deemed to be a waiver of any subsequent breach.
     16. Right of Access. Subject to safety and other reasonable admission policies, duly authorized representatives of Seller and its Wholesale Supplier are authorized and shall be permitted to enter the Customer’s premises at all reasonable times in order to carry out the provisions of this Agreement. Customer shall have access to Seller’s wholesale power cost billing applicable to Customer’s Point of Delivery to verify the accuracy of billings made to it by Seller.
     17. Term of Agreement. This Agreement shall become effective on the Effective Date, and except as otherwise provided herein shall remain in effect for ten (10) years from the In Service Date and shall terminate on the tenth (10th) anniversary of the In Service Date.
     18. Continuation Beyond Term. Customer, at its option, may continue to receive the service described herein following expiration of the above-described term, which service will be provided at the rates provided herein, subject to change by consent or by the Board of Directors of Seller, provided Customer shall be entitled to notice of any such change. In the event service is continued beyond the initial term, then this Agreement shall be for a minimum term of two (2) years. Either party shall then have the right to terminate this Agreement upon giving six (6) months’ written notice of its intention to terminate.
     19. Succession. This Agreement shall be binding upon and inure to the benefit of its successors, legal representatives and assigns of the respective parties hereto. Customer shall not assign all or any portion of its rights or obligations of this Agreement without first obtaining Seller’s written consent to assignment, which consent shall not be unreasonably withheld. In the event the Customer assigns all or any part of its rights under this Agreement, Customer shall remain liable for the performance for all Customer’s obligations hereunder, notwithstanding the assignment.
     20. Law Governing. This Agreement shall be construed and governed in accordance with the laws of the Sate of Iowa.
     21. Amendment. This Agreement may be amendment from time to time through the execution by the parties of separate, written amendments.
     22. Cancellation Clause. In the event the Customer ceases operation during the term of this Agreement and as a result desires to cancel the Agreement for Electric Service, the Customer shall be liable for a lump sum payment to Seller of an amount determined as follows:

A = B + C + D + E
     Where,
A = Cancellation Charge
B = Any applicable charges incurred by Seller from its Wholesale Supplier associated with cancellation or service.
C = Any outstanding charges for electric service, and any amounts payment in future periods by reason of provisions in the rate applicable to Seller, if any.
D = The remaining monthly Facilities Charge payments from Customer to Seller which shall be the remainder of $494,800 minus the sum of the monthly Facilities Charge payments made by Customer to Seller under this Agreement.
E = Cost of removal of facilities directly associated with providing service to the Customer. Determination with regard to removal of facilities is at the sole discretion of Seller.
23. Load Forecast. At the Seller’s request, Customer shall provide Seller projections of monthly and/or annual capacity and energy requirements for the subsequent calendar year and succeeding years. Customer shall also notify Seller whenever a major change in load forecast occurs. Seller shall not be obligated to supply more than the Contract Demand in any 30 minute period.
24. Dispute Resolution. The Parties agree to attempt to resolve any controversy or claim arising out of or relating to this Agreement, or breach thereof, by negotiations between the Parties. If negotiations fail to resolve the conflict within thirty (30) days, the Parties agree to participate in voluntary mediation.
     If mediation does not resolve any controversy or claim within thirty (30) days, any Party may seek resolution of the controversy or claim in accordance with the rules of the American Arbitration Association, subject to the limitations of this section. The arbitrator (or, if a three-arbitrator panel is requested by any Party, each of the arbitrators) shall be a disinterested person of recognized competence in the field in which the issues sought to be resolved have arisen, with at least ten (10) years of experience in that field. The arbitrator(s) shall have jurisdiction and authority only to interpret and determine compliance with the provisions of this Agreement insofar as shall be necessary in the determination of the issues properly submitted to them. The arbitrator(s) shall not have jurisdiction or authority to amend, alter, cancel, or rescind any provisions of this Agreement. This Agreement to arbitrator and any other agreement or consent to arbitrate entered into in accordance with this section shall be specifically enforceable under the prevailing law of any court having jurisdiction. Notice of the demand for arbitration will be filed in writing with the other Party to the Agreement.

25. Demand Increase. If there is a need for an increase in the Contract Demand, Seller may require renegotiation of this Agreement.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

ATTEST:	AMAIZING ENERGY, LLC

/s/ Nick Cleveland	By:	/s/ Sam J. Cogdill 10/29/04

Secretary	President

ATTEST:	HARRISON COUNTY RURAL
ELECTRIC COOPERATIVE

/s/ Daniel L. Dutina	By:	/s/ John G. Burbridge

Secretary	President